[Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidentiality has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange
Commission.]

                         SCREENING AND OPTION AGREEMENT

                                     BETWEEN

                        CADUS PHARMACEUTICAL CORPORATION

                                       AND

                          BRISTOL-MYERS SQUIBB COMPANY

                            DATED AS OF July 26, 1994

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PRELIMINARY STATEMENTS.......................................................  1

  1. DEFINITIONS.............................................................  1

  2. REPRESENTATIONS AND WARRANTIES..........................................  3

     2.1  Representations and Warranties of Both
          Parties............................................................  3
     2.2  DISCLAIMER OF WARRANTIES...........................................  3

  3. SCREENING PROJECTS......................................................  4

     3.1  Access and Permitted Use...........................................  4
     3.2  Restrictions on Transfer and Use...................................  4
     3.3  Access to and Use of Compounds.....................................  5
     3.4  CADUS Obligations Upon Completion of Each
          Screening Project..................................................  5
     3.6  Access to and Use of the Results...................................  6
     3.7  Conduct of Screening and Research Projects
          by CADUS...........................................................  6
     3.8  Screening Project Reports..........................................  7
     3.9  Research Project Reports...........................................  7
     3.10 Records............................................................  7
     3.11 Return of Compounds to BMS.........................................  7
     3.12 Liability..........................................................  8

  4. GRANT OF OPTION.........................................................  8

     4.1  Grant of Option....................................................  8
     4.2  Term of Option.....................................................  8
     4.3  Exercise of Option; Effect.........................................  9
     4.4  Failure to Exercise Option; Effect.................................  9
     4.5  Restrictions on Use During Option Period...........................  9

  5. RIGHT OF NEGOTIATION.................................................... 10

     5.1  Right of Negotiation............................................... 10

  6. OWNERSHIP OF INVENTIONS; PATENTS........................................ 10

     6.1  Library and Compounds.............................................. 10
     6.2  Results............................................................ 10
     6.3  No Other Technology Rights......................................... 10

  7. INDEMNIFICATION......................................................... 10

     7.1  Indemnification.................................................... 10
     7.2  Notice............................................................. 11

                                       (i)

  8. PUBLICATION; CONFIDENTIALITY............................................ 11

     8.1  Notification....................................................... 11
     8.2  Review of Proposed Publications.................................... 11
     8.3  Confidentiality; Exceptions........................................ 12
     8.4  Exceptions......................................................... 12
     8.5  Remedies........................................................... 12
     8.6  Survival........................................................... 13

  9. TERM; TERMINATION....................................................... 13

     9.1  Term............................................................... 13
     9.2  Breach............................................................. 13
     9.3  Accrued Rights, Surviving Obligations.............................. 13

  10.FORCE MAJEURE........................................................... 14

     10.1 Events of Force Majeure............................................ 14

  11.MISCELLANEOUS........................................................... 14

     11.1 Relationship of Parties............................................ 14
     11.2 Assignment......................................................... 14
     11.3 Further Actions.................................................... 14
     11.4 Notice............................................................. 14
     11.5 Use of Name........................................................ 15
     11.6 Public Announcements............................................... 15
     11.7 Waiver............................................................. 15
     11.8 Severability....................................................... 16
     11.9 Amendment.......................................................... 16
    11.10 Governing Law...................................................... 16
    11.11 Arbitration........................................................ 16
    11.12 Entire Agreement................................................... 16
    11.13 Counterparts....................................................... 16
    11.14 Descriptive Headings............................................... 16


LIST OF EXHIBITS
- ----------------

EXHIBIT A    Form of Confidentiality and Non-Disclosure
             Agreement

                                      (ii)

                         SCREENING AND OPTION AGREEMENT

     This SCREENING AND OPTION AGREEMENT (this "Agreement") dated as of July 26, 1994 between Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the state of Delaware, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000 ("BMS") and Cadus Pharmaceutical Corporation, a corporation duly organized and existing under the laws of the state of Delaware, and having offices at 180 Varick Street, New York, New York 10014-4606 ("CADUS").

                             PRELIMINARY STATEMENTS

     A. BMS is the owner of, and has all right, title and interest in, or has acquired the exclusive rights to, a certain compound library, together with all compounds contained therein and all formulae, constituent technology, patent applications, patents, know-how, data and information relating thereto.

     B. CADUS desires to evaluate such library and test certain of the compounds contained therein, and to obtain an option to acquire a license for one or more compounds.

     C. CADUS and BMS are simultaneously entering into that certain Research Collaboration and License Agreement to provide for BMS to provide funding for further research to be conducted by CADUS involving certain of CADUS's technology, and for CADUS to license, and BMS to obtain a license for, the use and practice of screening assays developed by CADUS using the technology and the manufacture, use and sale of products identified or confirmed by the use of such CADUS technology.

     D. CADUS and BMS are also simultaneously entering into the Stock Purchase Agreement to provide for BMS to obtain an equity interest in CADUS and CADUS to sell an equity interest in CADUS to BMS.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS.

     As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

     1.1 "Affiliate", with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

     1.2 "Analog" of any Compound shall mean a compound in which the active substructure of such Compound is conserved.

     1.3 "Compound" shall mean any compound contained in the Library.

     1.4 "Development Compound" shall mean any compound being developed by BMS, whether or not subject to this Agreement, that has reached the stage of development where such compound has received approval as a pre-clinical lead profile candidate for a product pursuant to the then applicable internal policies and procedures of the BMS Pharmaceutical Research Institute, and is being developed as a potential therapeutic product.

     1.5 "Library" shall mean the compound library owned by BMS and to which BMS is providing access to CADUS pursuant to this Agreement.

     1.6 "Know-How" shall mean any and all technical data, information, material and other know-how, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing, owned, developed or acquired by BMS, which relate to a Compound or Analog and are necessary or useful to make, use or sell a Product having such Compound or Analog as one of its active ingredients.

     1.7 "Party" shall mean CADUS or BMS and, when used in the plural, shall mean CADUS and BMS.

     1.8 "Patents" shall mean all patents and patent applications which BMS presently or hereafter owns or controls and which claim a Compound or Analog or the process of manufacture or use of a Compound or Analog, in any country where a Product having such Compound or Analog as one of its active ingredients is licensed to CADUS, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues thereof, to the extent that they cover the manufacture, use or sale of such Product in such country.

     1.9 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

     1.10 "Product" shall mean any product which uses as one of its active ingredients a Compound or an Analog of a Compound conceived, designed, synthesized or developed, directly or indirectly, incorporating or using the Results.

     1.11 "Research Collaboration and License Agreement" shall mean that certain research collaboration and license agreement dated of even date herewith between BMS and CADUS.

     1.12 "Research Project" shall mean each project by CADUS, directly or indirectly incorporating or using the Results and directed toward the research or development of a Product.

     1.13 "Results" shall mean: (a) all data, information and other results arising from CADUS's evaluation of the Library, testing of the Compounds or other permitted use of the Library or the Compounds under the Screening Projects; and (b) all inventions, discoveries, improvements or other technology, whether or not patentable, and any patent applications or patents based thereon, conceived or reduced to practice by employees or others acting on behalf of CADUS, arising from CADUS's evaluation of the Library, testing of the Compounds or other permitted use of the Library or the Compounds under the Screening Projects.

     1.14 "Screening Project" shall mean each research project by CADUS directly involving the evaluation of the Library, testing of the Compounds or other analysis of the Library or the Compounds designed to obtain data or information regarding activity of the Compounds toward a particular receptor.

     1.15 "Screening Term" shall mean the period commencing on the date of this Agreement and, unless terminated earlier as provided in this Agreement, ending on the date that the Research Programs pursuant to the Research Collaboration and License Agreement end as provided therein.

     1.16 "Stock Purchase Agreement" shall mean that certain preferred stock purchase agreement dated of even date herewith between BMS and CADUS.

     1.17 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

2.   REPRESENTATIONS AND WARRANTIES.

     2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

     2.2 DISCLAIMER OF WARRANTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY BMS THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION, THAT ANY PATENT WHICH ISSUES WILL BE VALID, OR THAT THE USE OF THE LIBRARY, THE COMPOUNDS, THE RESULTS OR THE PRODUCTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. FURTHERMORE, BMS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LIBRARY, THE COMPOUNDS, THE RESULTS OR THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.   SCREENING PROJECTS.

     3.1 Access and Permitted Use. From time to time during the Screening Term, CADUS may request that BMS search the Library for Compounds that meet certain compound structures specified by CADUS. At such time, CADUS shall notify BMS of the receptors that CADUS intends to screen. BMS shall not be required to search the Library for Compounds if the receptors that CADUS intends to screen are the same as any receptors that BMS is screening against or has a research program directed towards. In such event, BMS shall promptly notify CADUS that its search request can not be commenced. Such search requests may be made no more frequently than twice in any year during the Screening Term. In the event that BMS is required to search the Library for Compounds pursuant to this provision, and BMS finds Compounds that meet the compound structures specified by CADUS in any search request, and provided that BMS has sufficient quantities of such Compound(s) in the Library at such time, BMS shall provide CADUS with such quantities of such Compound(s) as reasonably requested by CADUS to permit CADUS to run primary and secondary in vitro screens on such Compound(s), in order to allow CADUS to determine its interest in licensing one or more such Compound(s) and to obtain the Results for the purpose of designing, synthesizing, developing and commercializing Products on the terms and subject to the conditions of this Agreement. CADUS shall not use the Library or the Compounds for any other purpose. CADUS UNDERSTANDS THAT THE LIBRARY AND THE COMPOUNDS ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR HUMAN USE. CADUS SHALL NOT ADMINISTER THE COMPOUNDS TO HUMANS IN ANY MANNER OR FORM UNTIL CADUS HAS OBTAINED ALL GOVERNMENTAL APPROVALS NECESSARY TO DO SO.

     3.2 Restrictions on Transfer and Use.

         (a) CADUS shall not, directly or indirectly, transfer the Compounds or the Results to any Person other than to employees, consultants or collaborators of CADUS as provided in Section 3.3 or 3.5.

         (b) CADUS shall not, directly or indirectly, (1) use the Compounds for any purpose whatsoever other than to evaluate and test the Compounds under this Agreement, solely in order to determine its interest in licensing one or more Compounds and to obtain the Results for the purpose of designing, synthesizing, developing and commercializing Products on the terms and subject to the conditions of this Agreement; (2) sell, assign, transfer, encumber or otherwise dispose of the Compounds or the Results; or (3) authorize, cause or assist in any way any other Person in any of the foregoing matters.

         (c) CADUS acknowledges that the Library and the Compounds are, and shall remain, the sole property of BMS. Nothing herein shall be deemed to grant to CADUS rights in the

Library or the Compounds, under any patent or otherwise, except as expressly set forth in the Agreement. In addition, CADUS acknowledges and agrees that this Agreement in no way restricts BMS's use of the Library and the Compounds, other than as specifically set forth in this Agreement.

     3.3 Access to and Use of Compounds. CADUS shall restrict access to the Compounds to: (i) those employees or consultants of CADUS who are reasonably necessary to conduct the Screening Projects, or (ii) those Third Parties with whom CADUS is conducting collaborative research efforts, but in all cases such employees, consultants and/or Third Party collaborators shall be required to enter into a confidentiality and non-disclosure agreement in the form attached hereto as Exhibit A. Each Screening Project shall be conducted at CADUS's facilities under the direct supervision of the CADUS employee with primary responsibility over such Screening Project for the sole purpose of conducting the evaluation and tests of the Compounds identified by BMS pursuant to Section 3.1.

     3.4 CADUS Obligations Upon Completion of Each Screening Project. CADUS shall be obligated to complete all Screening Projects with "[c.i.]" after the expiration of the Screening Term. Upon the completion of each Screening Project:

         (a) Within "[c.i.]" after completion of each Screening Project, the CADUS employee with primary responsibility over such Screening Project shall provide all tangible Results of such Screening Project to CADUS, and prepare and provide to CADUS a summary written report of such Screening Project and the Results thereof. Such report shall summarize in reasonably specific detail the evaluation of and the tests conducted on the Compound(s) under such Screening Project and the Results thereof.

         (b) Within "[c.i.]" after completion of each Screening Project, CADUS shall advise BMS in writing that such Screening Project has been completed.

         (c) Within "[c.i.]" after the completion of each Screening Project, CADUS shall advise BMS whether it intends to conduct a Research Project using the Results of such Screening Project, and shall provide BMS with a list of the Compound(s) that CADUS intends to pursue in such Research Project.

     3.5 Undertaking of Research Projects. Upon receipt by BMS of the report required by CADUS pursuant to Section 3.4(c), BMS shall determine whether CADUS shall be permitted to undertake a Research Project with respect to the Compound(s) identified in such report. BMS shall permit CADUS to undertake a Research Project with respect to any Compound, except any Compound which:

         (a) is an active ingredient in any product BMS is marketing or which BMS is conducting any research on, either directly in-house or indirectly through any Affiliate or Third Party; or

         (b) is a member of the same chemical class or compound category or operates by the same mechanism of action as any compound described in Section 3.5(a); or

         (c) is biologically active in the same screen based on a particular receptor, including screens based on mutant forms of such receptor, as any compound described in Section 3.5(a); or

         (d) BMS does not own or have exclusive rights to, or which BMS is otherwise restricted from granting rights for; or

         (e) "[c.i.]"

BMS shall notify CADUS that CADUS may undertake a Research Project with respect to any such Compound, or the reason why such Research Project may not be undertaken with respect to such Compound, within "[c.i.]" after BMS receives CADUS's notice pursuant to Section 3.4(c).

     3.6 Access to and Use of the Results. CADUS shall restrict access to the Results to: (i) those employees or consultants of CADUS who are reasonably necessary to conduct the Research Projects, or (ii) those Third Parties with whom CADUS is conducting collaborative research efforts, but in all cases such employees, consultants and/or Third Party collaborators shall be required to enter into a confidentiality and non-disclosure agreement in the form attached hereto as Exhibit A. Each Research Project shall be conducted under the supervision of the CADUS employee with primary responsibility over such Research Project for the sole purpose of conducting the research and development activities with respect to those Results for which CADUS has advised BMS it intends to pursue pursuant to Section 3.4(c).

     3.7 Conduct of Screening and Research Projects by CADUS. During the term of this Agreement, CADUS shall:

         (a) limit and monitor access to and use of the Compounds and Analogs on the terms and conditions of this Agreement;

         (b) archive and monitor access to and use of the Results on the terms and conditions of this Agreement;

         (c) conduct the Screening Projects and Research Projects in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

         (d) maintain liability insurance with respect to the work it is performing, or which is being performed by Third Parties on its behalf, under the Screening Projects and the Research Projects in such amounts as it customarily maintains with respect to similar research programs, which insurance shall designate BMS as "insured", and to pay the premiums due thereunder. The terms and conditions of such insurance policy and any and all amendments thereto, as well as the amount insured, shall be submitted for prior approval to BMS, provided that BMS may only disapprove such policy or amendment if it is inconsistent with the terms and conditions customary for such insurance policies in the pharmaceutical industry at that time, and BMS shall receive a copy of any such policy or amendments; and

         (e) maintain such records and prepare and deliver to BMS such reports as required under Sections 3.7, 3.8 and 3.9.

     3.8 Screening Project Reports. Within "[c.i.]" after the end of each "[c.i.]" during the Screening Term and immediately following the end of each Screening Project, CADUS shall prepare and deliver to BMS a written report summarizing: (a) the access to and use of the Compounds during the immediately preceding "[c.i.]" ; (b) the Screening Projects conducted during such period; and (c) the access to the Results during such period.

     3.9 Research Project Reports. Within "[c.i.]" after the end of each "[c.i.]" during the term of, and immediately following the end of, each Research Project, CADUS shall prepare and deliver to BMS a written report summarizing:
(a) a list of the Compounds with respect to which Research Projects are being pursued at such time; (b) the activities conducted under such Research Project during the immediately preceding "[c.i.]" period, such summary only to include non-confidential information; and (c) all potential Products recommended for preclinical testing.

     3.10 Records. CADUS shall maintain complete and accurate records, in reasonably sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of each Screening Project and Research Project (including all data in the form required under all applicable laws and regulations).

     3.11 Return of Compounds to BMS. In the event that CADUS does not elect to conduct a Research Project with respect to any Compound following the end of the "[c.i.]" period set forth in Section 3.4(c), and, with respect to Screening Projects that have not been completed earlier, within "[c.i.]" after the expiration of the six month period provided in Section 3.4 following the expiration or earlier termination of the Screening Term, CADUS shall collect and return all unused samples of the Compound(s) to BMS, or destroy such unused samples, as BMS may so direct.

     3.12 Liability. During the Screening Projects and the Research Projects, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees and agents.

4.   GRANT OF OPTION.

     4.1 Grant of Option.

         (a) Subject to the terms and conditions of this Agreement, effective as of the date on which BMS notifies CADUS that it may proceed with a Research Project using the Results of any Screening Project as provided in Section 3.5, BMS hereby grants to CADUS a non-exclusive option (the "Option") to obtain an exclusive, worldwide, royalty-bearing right and license, under the Patents and Know-How, for any Compounds used in such Screening Project or any Analogs of such Compounds, and any Products resulting therefrom or developed, identified or confirmed using any of the Results arising from such Screening Project using such Compound(s) and/or Analog(s), and to make, have made, use and sell such Product(s) and the right to grant sublicenses therefor.

         (b)The Option shall apply to any Compounds with which CADUS conducted a Screening Project or any Analogs of such Compounds and, thereafter, commences the conduct of a Research Project. If BMS notifies CADUS that it may proceed with a Research Project using the Results of any Screening Project as provided in Section 3.5 and at any time thereafter CADUS discontinues such Research Project, the Option with respect to the Compound(s) used in such Screening Project and any Analogs of such Compounds shall terminate and BMS shall have no further obligation to CADUS with respect to such Compound(s) and/or Analogs.

         (c) The Option granted to CADUS under this Section 4 is limited to the extent that BMS has not granted a license or other rights to any Third Party in any such Compound, and BMS or its Affiliates have not commenced a bona fide program of research and development involving such Compound, prior to CADUS's exercise of such Option.

     4.2 Term of Option. CADUS may exercise the Option at any time and from time to time with respect to any Compound used in any Screening Project and any Analogs of such Compounds commencing on the date CADUS notifies BMS that it intends to proceed with a Research Project using the Results of any Screening Project as provided in Section 3.4(b) and ending on the earlier of: (i) the filing of an IND with the United States Food and Drug Administration in the United States (or its equivalent in any other country) with respect to any Compound identified in such Screening Project or any Analog of such Compound, or
(ii) "[c.i.]" after the Screening Term (the "Option Period").

     4.3 Exercise of Option; Effect. To exercise the Option, CADUS shall send written notice to BMS of same, specifying the one or more Compounds or Analogs of such Compounds for which CADUS desires to acquire a license to develop and commercialize Products therefrom. Thereafter, BMS and CADUS shall negotiate diligently and in good faith the terms and conditions of a definitive license agreement to grant such rights. The Parties agree that the definitive license agreement shall provide, among other things, that:

         (a) The royalty rate to be paid by CADUS to BMS shall be comparable to that being paid by BMS to CADUS pursuant to the Research Collaboration and License Agreement;

         (b) All of the terms and conditions shall be reciprocal, as nearly as practicable, with the applicable terms and conditions contained in the Research Collaboration and License Agreement; and

         (c) For such other customary and standard terms and conditions for agreements of the same kind and nature.

     4.4 Failure to Exercise Option; Effect.

         (a) If at any time during the Option Period, CADUS determines that it has no further interest in acquiring a license with respect to any Compound or Analog of such Compound for which it has undertaken a Research Project, CADUS shall so notify BMS. In such event, or in the event that the Option Period expires prior to exercise of the Option with respect to any Compound or Analog of such Compound, the Option shall terminate with respect to such Compound(s) and/or Analog(s) and neither Party shall have any obligation to the other with respect to the Option except as specifically provided in this Agreement.

         (b) Upon the termination of the Option with respect to any Compound or Analog of such Compound pursuant to Section 4.4(a), CADUS shall, at BMS's option, return or dispose of all of such Compound and/or Analog, and return all data and other materials and information provided to CADUS by BMS, and all Results, data and other materials and information generated by CADUS during the Option Period relating to such Compound and/or Analog.

     4.5 Restrictions on Use During Option Period. BMS agrees that, from the date of any Option granted under this Agreement until the expiration of the Option Period with respect to any Compound or Analog of such Compound, BMS shall not use any screening data or other information received from CADUS pursuant to this Agreement, including any summary form thereof, as a basis for the creation or establishment of screens with which it will screen receptors CADUS used in any Screening Project.

5.   RIGHT OF NEGOTIATION.

     5.1 Right of Negotiation. From time to time during the Screening Term and for a period of "[c.i.]" thereafter, if BMS becomes interested in out-licensing any Development Compound to a Third Party for commercialization, it shall give CADUS an opportunity to negotiate for such license. BMS shall give written notice to CADUS of its interest in negotiating such license together with sufficient information regarding such Development Compound which is reasonably necessary for CADUS to make an informed decision regarding such license. However, BMS shall be free to negotiate such license simultaneously with one or more Third Parties, and BMS may enter into a license agreement for any Development Compound with CADUS or any Third Party, as it determines in its sole discretion.

6.   OWNERSHIP OF INVENTIONS; PATENTS.

     6.1 Library and Compounds. The Library and the Compounds are and shall be owned solely by BMS. BMS shall have sole discretion and control over the preparation, filing, prosecution, grant, maintenance and enforcement of all patent applications and patents which claim any Compound in the Library or the process of manufacture or use thereof.

     6.2 Results. Except as otherwise provided in this Agreement, all Results shall be owned solely by CADUS, and any patent applications or patents based thereon. All costs for the preparation, filing, prosecution, grant, maintenance and enforcement of all patent applications and patents which claim any Results shall be borne by CADUS.

     6.3 No Other Technology Rights. Except as otherwise provided in the Agreement, under no circumstances shall either Party, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, compounds, products, vaccines, antibodies, cell lines or cultures of the other Party, including items owned, controlled or developed by the other, or transferred by the other to such Party at any time pursuant to this Agreement. It is understood and agreed by the Parties that this Agreement does not grant to either Party any license or other right in technology of the other Party except to the extent necessary to enable CADUS to conduct the Screening Projects and the Research Projects.

7.   INDEMNIFICATION.

     7.1 Indemnification. CADUS shall indemnify and hold BMS, its Affiliates, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, costs and expenses (including the fees of attorneys and other professionals) arising out of or resulting from:

         (a) the use of the Library, the Compounds or the Results, or

         (b) the work performed by CADUS under any Screening Project or any Research Project, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or intentional acts or omissions of BMS, its Affiliates, and their respective directors, officers, employees and agents.

     7.2 Notice. In the event that BMS is seeking indemnification under Section 7.1, BMS shall inform CADUS of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit CADUS to assume direction and control of the defense of the claim (including the right to settle it at the sole discretion of CADUS), and shall cooperate as requested (at the expense of CADUS) in the defense of the claim.

8.   PUBLICATION; CONFIDENTIALITY.

     8.1 Notification. BMS recognizes that CADUS may wish to publish the results of its work relating to the Screening Projects and the Research Projects. However, CADUS also recognizes the importance of acquiring patent protection on inventions. Consequently, any proposed publication by CADUS shall comply with this Section 8. At least 60 days before a manuscript is to be submitted to a publisher, CADUS will provide BMS with a copy of the manuscript. If CADUS wishes to make an oral presentation, it will provide BMS with a copy of the abstract (if one is submitted) at least 60 days before it is to be submitted. CADUS will also provide to BMS a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 60 days before the presentation is made.

     8.2 Review of Proposed Publications. BMS will review the manuscript, abstract, text or any other material provided under Section 8.1 to determine if patentable subject matter is disclosed. BMS will notify CADUS within 30 days of receipt of the proposed publication if BMS, in good faith, determines that patentable subject matter is or may be disclosed, or if BMS, in good faith, believes confidential or proprietary information is or may be disclosed. If it is determined by BMS that patent applications should be filed, CADUS shall delay its publication or presentation for a period not to exceed 90 days from BMS's receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90 day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the 90 day period. If it is determined in good faith by BMS that confidential or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure. CADUS will acknowledge BMS for its contribution to the material being published or presented in any manuscript, text or oral presentation.

     8.3 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter the receiving Party and its Affiliates shall keep, and shall ensure that its officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party or its Affiliates (including, without limitation, any Compounds or Results) or identified through or developed under any Screening Project or any Research Project pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the recipient as evidenced by prior written documents in its possession; or (iii) is disclosed to the recipient by a Third Party who is not in default of any confidentiality obligation to the disclosing Party ("Confidential Information").

     8.4 Exceptions. The restrictions contained in Section 8.3 shall not apply to Confidential Information that (i) is provided by the recipient to Third Parties who are consultants, outside contractors and clinical investigators, on a need-to-know basis, under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement; (ii) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     8.5 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Section.

     8.6 Survival. This Section 8 shall survive the termination or expiration of this Agreement.

9.   TERM; TERMINATION.

     9.1 Term. This Agreement shall become commence on the date hereof and, unless sooner terminated as provided in this Agreement, shall terminate: (i) 90 days after the expiration of the Screening Term, in the event that no Option Periods have commenced at such time, or (ii) in the event that any Option Periods have commenced at such time, on the expiration of the last to expire of the Option Periods with respect to any Compound or Analog of such Compound.

     9.2 Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

     9.3 Accrued Rights, Surviving Obligations.

         (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

         (b) All of the Parties' rights and obligations under Sections 3.10, 3.11, 7, 8, 11.10 and 11.11 shall survive termination.

         (c) In the event that this Agreement is terminated by BMS pursuant to
Section 9.2, in addition to the rights and obligations of the Parties which survive pursuant to Section 9.3 (b), BMS agrees that it shall not, for a period of five years following such termination, use any screening data or other information received from CADUS pursuant to this Agreement, including any summary form thereof, as a basis for the creation or establishment of screens with which it will screen receptors CADUS used in any Screening Project.

10.  FORCE MAJEURE.

     10.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event BMS or CADUS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter.

11.  MISCELLANEOUS.

     11.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     11.2 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both BMS and CADUS may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

     11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.4 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by registered or certified mail (return receipt requested), facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

                      (a)     In the case of BMS, to:

                              Bristol-Myers Squibb Company
                              P.O. Box 4000
                              Route 206 & Province Line Road
                              Princeton, New Jersey 08543-4000
                              Attention: Vice President and Senior Counsel,
                                       Pharmaceutical Research Institute and
                                       Worldwide Strategic Business
                                       Development
                              Facsimile No.:  (609) 252-4232



                      (b)     In the case of CADUS, to:

                              Cadus Pharmaceutical Corporation
                              180 Varick Street
                              New York, New York 10014-4606
                              Attention:  President
                              Facsimile No.:  (212) 229-1948

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by mail, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

     11.5 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

     11.6 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement. The Parties agree that each may make public announcements consistent with that contained in Appendix D of the Research Collaboration and Development Agreement.

     11.7 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     11.8 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     11.9 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     11.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its choice of law principles.

     11.11 Arbitration. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current rules of the American Arbitration Association. Such arbitration shall be conducted by three (3) arbitrators appointed according to said rules. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     11.12 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

     11.13 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

     11.14 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                       BRISTOL-MYERS SQUIBB COMPANY

                                       By:   /s/ WILLIAM A. SCOTT
                                             ---------------------------
                                       Name: William A. Scott

                                       Title: Senior Vice President


                                       CADUS PHARMACEUTICAL CORPORATION

                                       By:   /s/ JEREMY LEVIN
                                             ---------------------------
                                       Name: Jeremy M. Levin

                                       Title: President-CEO

                                    EXHIBIT A

              FORM OF CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

                                                                      [OUTGOING]

                        CONFIDENTIAL DISCLOSURE AGREEMENT

         THIS AGREEMENT is made in duplicate this ______ day of ______, 1994, by and between _____________________________________________ (NAME, LOCATION)
("____________") and Bristol-Myers Squibb Company, Princeton, New Jersey
("BMS").

         In connection with __________'s interest in evaluating
_______________________________________________________________________________
(the "Subject Matter"), _________ will be required to disclose to _____________ certain information relating to its products and business which is of a non-public and confidential nature. Therefore, in consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree as follows:

         1. "Confidential Information" shall mean all written and oral information relating to the subject Matter (including technical specifications, scientific and medical data and development plans, product and market descriptions, sales, cost and promotional expenditure data and plans as well as any other technical and business information of whatever nature) disclosed by BMS to _______________.

         2. ______________ agrees to receive Confidential Information from BMS during the term of this Agreement and to hold in confidence such information, except:

            (a) information which at the time of disclosure is in the public domain;

            (b) information which, after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by _________________;

            (c) information which _______________________ can establish by competent proof was in its possession at the time of disclosure by BMS and was not acquired, directly or indirectly, from BMS; and

            (d) information which ___________ receives from a third party; provided, however, that such information was not obtained by said third party, directly or indirectly, from BMS under an obligation of confidentiality toward BMS.

         3. _____________________ shall treat as strictly secret and confidential all Confidential Information subject to the terms of this Agreement, shall use best efforts to protect such Confidential Information, and shall not disclose or use any such Confidential Information, except for the purpose for which disclosed (as described above), without the express written permission of BMS.

                                                                      [OUTGOING]

______________ shall use best efforts to ensure that is officers, employees and agents working with or otherwise having access to Confidential Information shall not disclose or make unauthorized use thereof. _____________ agrees that such Confidential Information shall not be disclosed to persons who do not have any direct need to know such Confidential Information in the performance of their corporate duties.

         4. ____________________ agrees to return promptly to BMS, upon written request, all written materials and documents, software and other things made available or supplied by BMS to ___________ and all copies thereof containing Confidential Information upon request of BMS.

         5. __________________'s obligations under this Agreement shall expire five years from the date first above written.

         6. The provisions of the Agreement shall supersede and prevail over any other previous or contemporaneous arrangements, either oral or written, as to the Confidential Information. This Agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms hereof. This Agreement may not be amended except in writing signed by the parties hereto or their duly authorized agents and shall be construed in accordance with the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY                    ______________________________

By ______________________________               By  __________________________
         Its                                         Its

P.O Box 4000                                    ______________________________
Princeton, NJ  08543-4000                       ______________________________

                                       -2-